Exhibit 10.1

Professional Services Agreement

This MASTER SERVICES AGREEMENT ("Agreement") is made and entered into effective this May 16, 2025 (“Effective Date”), by and between Cassan Pancham ("Service Provider") and, FirstBank Puerto Rico, a financial institution organized and chartered under the laws of the Commonwealth of Puerto Rico ("FirstBank"), represented herein by Sara Alvarez Cabrero.

WITNESSETH

WHEREAS, Service Provider is expected to offer services on matters related to FirstBank’s mortgage and insurance business;

WHEREAS, FirstBank is a financial depository institution which among other things, offers different types of financial services and products;

WHEREAS, FirstBank desires to retain Service Provider to provide certain types of services to FirstBank;

WHEREAS, in order to provide those services to FirstBank, the parties are entering into a contractual relationship.

NOW THEREFORE, in consideration of the mutual agreements herein contained, payments to be made and services to be performed hereunder, upon the terms and subject to the conditions set forth in this Master Agreement and intending to be legally bound, the parties hereto agree to the following terms and conditions:

Article I.	General Provisions

1.1.         Definitions.

Affiliate - shall mean, with respect to any party, any entity controlling, controlled by or under common control with such party.

Agreement- shall mean this Master Services Agreement, its Schedules, Exhibits, and attachments hereto, including any Statement of Services, Service Level Agreements or Addendums to this Master Services Agreement, and any other agreements for services that the parties may enter into.

Business Contingency Plan - means the processes, preventive arrangements, resources and measures, taken by the Service provider to be able to respond to an event that disrupts or threatens to disrupt its operation.

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Business Day - shall be each day from Monday through Friday, except for Legal Holidays.

Confidential Information – shall mean all confidential, sensitive or proprietary information, data, know-how and/or documentation not generally known to the public and any and all tangible embodiments thereof, including but not limited to, customer lists, information regarding FirstBank’s customers and/or consumers and the customers and/or consumers of FirstBank’s Affiliates, financial information, business plans, budgets, projections, marketing plans, designs, drawings, specifications, estimates, reports, models, memoranda, notebooks, notes, sketches, artwork, letters, manuals, patents, patent applications, trade secrets, research, products, services, suppliers, customers, markets, software, developments, inventions, processes, technology, Intellectual Property, agreements with Third Parties, engineering, hardware configuration, marketing, operations, pricing, distribution, licenses, software, source codes and object codes, statistical, personnel and technical data relating to FirstBank's business, and copies of all or portions thereof, which are in any way related to the business of FirstBank, as the case may be, whether or not disclosed, designated or marked as proprietary, confidential or otherwise. Confidential Information shall include non-public personal information of FirstBank’s customers and/or consumers, as defined by the Gramm-Leach Bliley Act of 1999 and its implementing regulations.

Effective Date - The date established at the initial paragraph of this Agreement. Upon such date, the term of this Agreement shall begin.

FirstBank – shall mean FirstBank Puerto Rico and may also refer, as the context may require, to any Affiliate who enters into a contractual relationship with Service Provider for the rendering of certain services.

FirstBank’s Data – shall mean data, records and information maintained by FirstBank, including the information of its customers and/or consumers.

Intellectual Property - shall mean any and all trademarks, service marks, copyrights, patents, trade secrets, commercial and/or internet domain names, software, source codes, contract forms, client lists, marketing surveys or other information, the names, features, designs and other specifications related to the names of products or services developed or used or that may hereafter be developed offered or sold by any of the parties, and programs, methods of processing, specific design and structure of individual programs and their interaction and unique programming techniques employed therein.

Legal Holiday - means Saturday, Sunday or any legal holiday in the Commonwealth of Puerto Rico that is observed by FirstBank.

Person – means any individual, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any assignee and/or successor (by merger or otherwise) of such entity in connection therewith.

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Representative - means with respect to a particular Person, any director, officer, partner, member, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

Termination Date- The date of Agreement expiration or cancellation as provided herein.

Third Party - shall mean any Person that is not a party to this Agreement.

1.2.         Binding Effect. This Agreement will inure to the benefit of and bind the respective successors and permitted assigns of the parties. Notwithstanding the foregoing, Service Provider’s rights and obligations under this Agreement are not assignable or transferable by Service Provider, by any means, without the prior written consent of FirstBank.

1.3.         Headings. The headings in this Agreement are inserted for convenience only and shall not be used to define, limit or describe the scope of this Agreement or any of the obligations herein.

1.4.        Plurals, Successors, Assignees, Gender, Days. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular and vice versa; references to any Person include such Person’s permitted successors and assignees; references to one gender, masculine, feminine, or neuter, include all genders; the term “day” refers to a calendar day, “including” is not limited but is inclusive; the words “hereof”, “herein”, “hereby”, “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, article, paragraph, section, and/or a subsection, unless otherwise specified.

1.5.         Representations and Warranties. Service Provider represents and warrants that (i) it is authorized to provide the services under this Agreement; (ii)once the Agreement is executed, it creates lawful, valid and legally binding obligations; (iii) neither its performance hereunder nor the exercise by the other party of rights granted by Service Provider hereunder will violate any applicable laws, statutes or regulations, or the legal rights of any Third Parties, or the terms of any other agreement to which the Service Provider is or becomes a party; and,; (iv) all services to be rendered hereunder will be performed in a professional and workmanlike manner with reasonable skill and care consistent with generally accepted industry standards; and (v) it has the experience, training, equipment, qualifications, necessary experience and expertise to provide the contracted services and monitor its performance (vi) it complies with all applicable laws and regulations, either federal or local including, but not limited to, labor laws and non-discrimination regulations in the recruiting of its employees (vii) it maintains any and all licenses, authorizations, and/or permits required by law or regulation for providing its services and shall maintain in effect all such licenses, authorizations and/or permits, if required, during the term of this Agreement. The aforementioned representations are an essential condition to this Agreement. As such, non- compliance with these representations shall be considered an Event of Default, as defined under Section XI, and FirstBank shall have the right to immediately terminate this Agreement.

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Upon request by FirstBank, Service Provider agrees to provide any additional assurances to any governmental authority and agrees to comply with any examination required by applicable law or regulation or any legal requirement that may apply to FirstBank and the contracted services.

Service Provider shall be responsible for ensuring that its performance and grant of rights do not constitute any such violation during the term of this Agreement. Each of the foregoing representations and warranties and any other representations and warranties made throughout this Agreement will be deemed provided by the parties on the Effective Date hereof and shall be continuous in nature throughout the life of this Agreement and any other agreement entered into between the parties.

1.6.         Subcontracting. Service Provider may not engage a subcontractor to provide the services contemplated herein, except with the prior written authorization of FirstBank. Service Provider shall be liable and responsible for the performance and any act of a subcontractor as if it were its own.

1.7.        Relationship between the Parties. The parties hereto are independent contractors, and this Agreement shall not be construed in any way as establishing a partnership, joint venture, express or implied agency relationship between them. Service Provider shall not be entitled to nor receive any benefit normally provided to FirstBank's employees such as, but not limited to, vacation payment, retirement, health care or sick pay. Service Provider shall be solely responsible for filing all returns and paying any income, social security or other tax levied upon or determined with respect to the payments made to Service Provider pursuant to this Agreement. Service Provider shall take reasonable steps not to cause any third party to consider Service Provider as anything other than an independent contractor and shall take all reasonable necessary steps to assure not to take any action which expressly, or by implication, would cause any person to conclude that Service Provider is an employee of FirstBank or any of FirstBank’s subsidiaries and/or affiliates in performing any of the services pursuant to this Agreement, or that Service Provider is an agent of FirstBank. Neither Service Provider nor FirstBank has the authority to bind the other to any third persons or otherwise act in any way as representative of the other, unless expressly agreed to in this Agreement or in writing signed by both parties.

1.8.         Non-Compete Agreement. During the term of this Agreement and for a period of twelve (12) months following the termination of the same, Service Provider shall not, directly or indirectly, engage in any business that competes with FirstBank’s business. This includes, but is not limited to, owning, managing, operating, controlling, being employed by, or participating in any business that is in competition with FirstBank. Service Provider agrees that this restriction is reasonable in scope and necessary to protect FirstBank’s legitimate business interests, including its trade secrets, confidential information, and customer relationships.

1.9          Non-Solicitation. During the term of any business relationship between the parties and for a period of twelve (12) months after the termination of such relationship, Service Provider agrees that it will not directly, either on its own behalf or on behalf of any other Persons, solicit, recruit, hire, employ or otherwise engage as an employee, independent contractor or otherwise any employee of FirstBank, or directly or indirectly provide the names or other employment information about any employee of the other party to any recruiter, headhunter or other Person.

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1.10.       Severability. If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included. It is the intention of the parties that if any such provision is held to be illegal, invalid or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provision as is possible and be legal, valid and enforceable.

1.11.       Interpretation. The general terms and conditions of this Agreement, its Exhibits, Schedules, Statements of Services, Service Level Agreements or Addendums made a part hereof from time to time shall be interpreted as a single document. In the event of any conflict between the terms and conditions stated herein and the terms and conditions of an Exhibit, Schedule, Statement of Service, Service Level Agreement or Addendum hereto, the general terms and conditions in this Agreement shall prevail, except for those terms related to the specific services being described in the Exhibits, Schedules, Statements of Services, Service Level Agreements or Addendums.

1.12.      Incorporation. All Exhibits, Schedules, Statements of Services, Service Level Agreements, Addendums, or any other document attached hereto, to which reference is made herein, are incorporated by reference as if fully set forth herein.

1.13.       Waiver. The tardiness or failure by any of the parties hereto in exercising any right or privilege pursuant to this Agreement, shall not be deemed as a waiver hereof, nor shall the exercise of any right by any party serve as an obstacle to the exercise of any other right. The waiver of any breach of any provision under this Agreement by any party shall not be interpreted as a waiver of any preceding or subsequent breach under this Agreement. Any waiver shall be effective only when in writing.

1.14.      Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Puerto Rico, regardless of the domicile of any party or principles of conflicts of laws, and will be deemed for such purposes to have been made, executed and performed in San Juan, Puerto Rico.

1.15.       Dispute Resolution. All claims, disputes and other matters in question arising out of or relating to this Agreement or the breach thereof, will be decided by proceedings instituted and litigated in a court of competent jurisdiction in San Juan, Puerto Rico. In the event of any litigation under this Agreement, each party shall pay its own attorney’s fees and costs, excluding any litigation pursuant to the Confidentiality Provision and/or the Indemnification Provision. In addition, both parties waive their rights to a trial by jury. The parties hereby mutually agree that no party, nor any permitted assignee, successor, heir or Representative of thereof shall seek a jury trial in any lawsuit, proceeding, counterclaim, or any other litigation procedure based upon or arising out of this Master Service Agreement, or any related agreement or instrument between the parties. None of the parties will seek to consolidate any such action, in which a jury trial has been waived, with any other action in which a jury trial has not been waived. The provisions of this section have been fully negotiated by the parties. The waiver contained herein is irrevocable, constitutes a knowing and voluntary waiver, and shall be subject to no exceptions.

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1.16.       No Third Party Beneficiaries. Each party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any Person other than Service Provider and FirstBank.

1.17.       Prohibition on Publicity. Service Provider shall not disclose, advertise or publish the fact that the parties have executed this Agreement, nor disclose the contents of the Agreement, without first obtaining the written consent of FirstBank.

Article II.	Terms and Description of Services

This Agreement contains the terms and conditions of the contractual relationship between the parties. If FirstBank retains the services of Service Provider, the specific terms and conditions of the services to be provided and the related transactions will be contained in this Agreement, and the Exhibit, Schedule, Attachment, Addendum, or any work orders, services descriptions, or other statement of services Agreement (each a “Statement of Services”) which shall be considered incorporated to this Agreement.

Article III.	Term

Service Provider shall provide services to FirstBank pursuant to this Agreement for a term commencing on the Effective Date and shall be in effect until December 31, 2025. Any renewal of term shall be agreed between the parties before the expiration date of this Agreement.

Article IV.	Fees

The fees for the services provided by Service Provider shall be $250 per hour. Service Provider will allocate a minimum of 20 hours per month, but will not exceed 40 hours per month, without prior approval. Service provider shall provide FirstBank a weekly memos of all services performed. Each memo shall describe the activities, accomplishments, deliverables, and milestones related to the services provided during the specific period of time. The fees to be charged pursuant to this Agreement may not be subject to modification, unless otherwise provided in a Statement of Services attached. Any change in fees or expenses proposed by Service Provider, shall be considered a proposed amendment to this Agreement and shall be subject to both parties consent to be effective.

Article V.	Indemnification

Service Provider, its Representatives, or subcontractors (the Indemnitors) agree to indemnify and hold harmless FirstBank, its holding company, subsidiaries and affiliates, including its respective directors, officers, employees or agents from and against any and all liabilities, claims, demands, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and litigation expenses), actions or causes of action, arising out of or relating to:

(i)	any breach of any covenant or provision contained in this Agreement,

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(ii)	the negligence or intentional acts of the Indemnitors during the performance of the terms and obligations contemplated in this Agreement,
(iii)	infringement of patent, trademark, intellectual property rights, copyright or any other property rights,

In addition, in the event of any breach of any covenant made by Service Provider under this Agreement, FirstBank shall have the right to immediately terminate the Agreement. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement by Service Provider but shall be in addition to all other remedies available at law or in equity.

Article VI.	Contingency Planning

Service Provider acknowledges that it is responsible for maintaining an updated and appropriate Business Contingency Plan in effect at all times. Service Provider represents and warrants that its Business Contingency Plan includes viable contingency procedures capable of complying with legal, regulatory and reasonable business requirements. Service Provider shall make available to FirstBank the Business Contingency Plan upon request. Service Provider represents and warrants that the Business Contingency Plan has been tested and it allows the Service Provider to resume business operations in a timely manner in the event of a disruption or threat of disruption due to an unforeseeable incident, without interrupting significantly the services subject to this Agreement.

Article VII.	Inspection and Monitoring

Moreover, Service Provider agrees that FirstBank may inspect, monitor and examine Service Provider’s operations, financial condition and any other information, document or process that may affect the Services subject to this Agreement or related internal controls and condition of the Provider.

Article VIII.	Intellectual Property

All work performed by Service Provider under the terms of this Agreement, including but not limited to the processes, methods, mechanisms, designs, codes and all other documentation developed for or specifically related to the processes and methods of FirstBank under this Agreement and all of FirstBank’s documents, data and other information of all kinds, reports, documents, and notes prepared by Service Provider shall be considered work for hire and as such the property of FirstBank. Any and all such property shall be delivered to FirstBank as requested, subject to the conditions set for the below. Thus, upon completion of development of the services, approval by FirstBank, and payment of any pending invoices, Service Provider shall deliver all sources to FirstBank, which shall be FirstBank’s exclusive property.

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In the event that Service Provider employs its intellectual property to provide services pursuant to this Agreement, Service Provider warrants it has lawful ownership, title and interest in such intellectual property. Service Provider also represents and warrants that the use of the aforementioned property does not infringe any proprietary rights of any other party. Service Provider shall not acquire any proprietary interest in any development or any other information or property that may be acquired related to the contracted services. To the extent that Service Provider may, by operation of law or otherwise, acquire any right, title or interest in any Information or development, Service Provider hereby assigns to FirstBank all such property rights. To the extent that any copyrightable work in a development by Service Provider is not properly characterized as work made for hire, the Service Provider hereby irrevocably grants, assigns and transfers exclusively and in perpetuity to FirstBank, its successors and its assigns, all rights that Service Provider may have over such developments, either existing now or hereafter discovered, in all media and forms of expression

Article IX.	Confidentiality & Information Security

To effectively conduct its business relationship, Service Provider may have access to FirstBank's Confidential Information. Service Provider represents and warrants that it will comply with the Master Confidentiality Agreement executed by and between the parties for the protection of FirstBank’s Confidential Information, and which governs the disclosure of information pursuant to the business relationship between the parties. FirstBank’s Confidential Information may only be used for the reasons for which it was provided, unless further used is allowed by law or regulation. Service Provider must abide by the Master Confidentiality Agreement executed with FirstBank which governs the use of information disclosed by FirstBank, and should also comply with all applicable privacy related laws, such as the Gramm-Leach Bliley Act of 1999 and its implementing regulations.

In the event Service Provider receives any type of information or data from FirstBank to perform the contracted services, or if Service Provider uses its technological equipment (e.g. PCs, laptops) within the premises of FirstBank and/or connected to FirstBank’s network, its subsidiaries or affiliates, it represents and warrants that its equipment has appropriate security controls, including but not limited to the latest security patches, antivirus with updated signature files, and firewall software. Service Provider also grants FirstBank the ability to verify and certify the compliance of its technological equipment with the requirements under this section.

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Article X.	Termination and Default

Section 10.01 This Agreement may be terminated by FirstBank as follows and each shall be considered an Event of Default:

(a)	If Service Provider is unable to provide the services by any reason,

(b)	due to a breach by Service Provider of any the obligations contemplated in this Agreement, including but not limited to non-compliance with laws and regulations,

(c)	if the provider does not have appropriate licenses or permits applicable to its business and/or the contracted services,

(d)	due to non-performance of the contracted services,

(e)	if the provider incurs in breach of any of the representations or warranties contemplated in this Agreement,

(f)	in the event Service Provider makes a general assignment for the benefit of creditors,

(g)	if the Service provider applies for an appointment of a trustee, liquidator or a receiver for its business or property, or if one is assigned voluntarily,

(h)	if the Service Provider is subject to a proceeding for bankruptcy, dissolution, insolvency, receivership, liquidation or any other similar proceeding,

(i)	if the Service Provider makes an assignment of this agreement except when prior written authorization by FirstBank is provided

(j)	if the Service Provider does not comply with FirstBank’s Vendor management requirements, pursuant to Article XIII of this Agreement, or

(k)	if Service Provider does not comply with the insurance requirements included under Article VI of this Agreement.

Upon an Event of Default, as described above, FirstBank may terminate these services, without any penalty, with 10 (ten) days prior written notification.

Section 10.02 Notwithstanding the foregoing, FirstBank may terminate this Agreement, without cause, at any time by providing thirty (30) days prior written notice.

Upon termination of the Agreement, Service Provider shall reimburse FirstBank for any services not rendered and already paid by FirstBank, if any.

Article XI.	Notices

Any notice required to be given or otherwise given pursuant to this under this Agreement and under the related documents shall be in writing and shall be hand delivered, mailed by certified mail, return receipt requested or sent by recognized overnight courier service as follows or to such other or additional addresses as any party might designate by written notice to the other party:

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If to Service Provider:
Cassan Pancham
[Intentionally Omitted]

If to FirstBank:
FirstBank Puerto Rico
Sara Alvarez, General Counsel
[Intentionally Omitted]

Article XII.	Other Obligations of Service Provider

Service Provider agrees to comply with the Service Provider’s Code of Conduct and security requirements, or similar guidelines, applicable when performing services from FirstBank premises. Moreover, Service Provider agrees to comply with and provide all applicable documentation requested by FirstBank under the due diligence process of FirstBank’s Vendor Management Program, including, but not limited to, information security and contingency plans requirements.

Article XIII.	Entire Agreement

This Agreement constitutes the final understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements between the parties, whether written or oral, except as set forth in this Agreement or the Master Confidentiality Agreement, which governs the disclosure of Confidential Information by FirstBank as part of the business relationship between the parties. This Agreement may be amended, supplemented or changed only by a mutual agreement as set forth in writing signed by the parties hereto or their respective permitted successors in interest.

Article XIV.	Additional Assurances

Both parties agree that subsequent to the execution of this Agreement, and without any additional consideration, each shall execute and deliver any further legal instruments and/or perform any acts that may be necessary to effectuate the object of this Agreement at each party’s expense.

Article XV.	Survival

Service Provider’s representations, warranties, covenants, agreements, confidentiality and indemnification obligations contained in this Agreement will survive any termination of this Agreement.

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Article XVI.	Counterpart Execution.

This Agreement may be executed in a number of counterparts, each of which will be deemed an original document, but all of which will constitute a single document.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

	SERVICE PROVIDER		FIRSTBANK PUERTO RICO

By:	/s/ Cassan Pancham	By:	/s/ Sara Alvarez
Cassan Pancham	Sara Alvarez
EVP & General Counsel

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EXHIBIT A

Description of Services & Fees

Description of Services:

The Service Provider shall offer consulting services to FirstBank Puerto Rico in connection with its mortgage and insurance business and the Virgin Islands region. These services include, but are not limited to:

1.	Mortgage Consulting:
o	Providing expert advice on mortgage products and services based on extensive experience as a former leader in this domain.
o	Offering insights and recommendations to support the transition of responsibilities to the new executive.
2.	Insurance Consulting:
o	Offering expert guidance on insurance products and services drawn from years of overseeing this business.
o	Providing support for the new executive during the transition period.
3.	Virgin Islands Region Support:
o	Providing expert advice on the region’s products and services based on extensive experience as a former leader in this region.
o	Sharing extensive knowledge and experience gained from leading operations in the region.
o	Assisting the new executive in understanding the regional market and facilitating a smooth transition.
o	Leveraging established relationships with local stakeholders to ensure continued collaboration and support during the transition and moving forward.
4.	General Consulting:
o	Collaborating with various departments to improve overall understanding and approach in mortgage and insurance-related matters.
o	Offering transition support to the new executive, ensuring continuity and stability in operations.

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